                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER           3235-0287
                                                  EXPIRES:      FEBRUARY 1, 1999
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

FORM 4

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

 LUXENBERG              HERBERT                    L.
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   (Last)               (First)                 (Middle)

                          540 South Water Street
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                                    (Street)

   Kent,                  Ohio                  44240
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

ABC Dispensing Technologies, Inc.   Symbol: ABCC

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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
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4. Statement for Month/Year

1/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)
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7.  Individual or Group Filing (Check Applicable Line)
   [ X ]   Form filed by one Reporting Person
   [   ]   Form filed by more than one Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                          6. Owner-
                                                           4. Securities Acquired (A) or  5. Amount of       ship
                                                              Disposed of (D)                Securities      Form:
                                            3. Transaction    (Instr. 3, 4 and 5)            Beneficially    Direct    7. Nature of
                                               Code           --------------------------     Owned at End    (D) or       Indirect
                        2. Transaction         (Instr. 8)                (A)                 of Month        Indirect     Beneficial
1. Title of Security       Date                ------------    Amount     or      Price      (Instr. 3       (I)          Ownership
   (Instr. 3)              (Month/Day/Year)    Code     V                (D)                 and 4)          (Instr.4)    (Instr. 4)
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

      Common Stock                                                                           75,000           D
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
                                                                          (over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one person, see Instruction 4(b)(v)
                                                                 SFC 1474 (3/91)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                     10.
                                                                                                          9.         Owner-
                                                                                                          Number     ship
                                                                                                          of         Form
                    2.                                                                                    Deriv-     of
                    Conver-                    5.                              7.                         ative      Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-     ative    Nature
                    or                         Derivative    6.                of Underlying      8.      ities      Secur-   of
                    Exer-              4.      Securities     Date             Securities         Price   Bene-      ity:     In-
                    cise     3.        Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4)   of      ficially   Direct   direct
                    Price    Trans-    action  or Disposed    Expiration Date  ----------------   Deriv-  Owned      (D) or   Bene-
1.                  of       action    Code    of(D)          (Month/Day/Year)           Amount   ative   at End     In-      ficial
Title of            Deriv-   Date      (Instr. (Instr. 3,    ----------------            or       Secur-  of         direct   Owner-
Derivative          ative    (Month/   8)      4, and 5)      Date      Expira-          Number   ity     Month      (I)      ship
Security            Secur-   Day/      ------  ------------   Exer-     tion             of       (Instr. (Instr.    (Instr. (Instr.
(Instr. 3)          ity      Year)     Code V  (A)      (D)   cisable   Date      Title  Shares   5)      4)         4)       4)
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
Options to
purchase common
stock (right
to buy)
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Warrants to
purchase            1.25     11/13/97  P       10,000          11/13/97  11/12/02  Common    10,000  (1)      112,500   D
common stock                                                                       Stock
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

EXPLANATION: (1) Warrants issued as an Original Issue Discount in connection with issuance of Promissory Notes.



        /s/ Herbert L. Luxenburg                           February 4, 1998
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      **SIGNATURE OF REPORTING PERSON                             DATE

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.